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EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-90848, 33-92200, 333-57683) pertaining to the 1995 Stock
Option Plan, 1995 Employee Stock Purchase Plan, 1992 Stock Option Plan and the Amended and Restated 1984 Incentive Stock Option Plan of SDL, Inc. of our report dated January 29, 1999 (except for Note 16, as to which the date is May 14, 1999 and except for paragraph 4 of Note 1 and Note 17, as to which the date is May 18, 1999), with respect to the supplemental consolidated financial statements and schedule of SDL, Inc. included in this Current Report on Form 8-K, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP


San Jose, California
June 25, 1999